EXHIBIT 10.13
May 10, 2023
Kris Sennesael

Re:    Amended and Restated Change in Control / Severance Agreement
Dear Kris:
This letter agreement (the “Agreement”) sets out the severance arrangements concerning your employment with Skyworks Solutions, Inc. (“Skyworks”).
1.Termination of Employment Related to Change in Control
1.1.If: (a) a Change in Control occurs during the Initial Term or the Additional Term (as defined in Section 9) and (b) your employment with Skyworks is terminated by Skyworks without Cause or you terminate your employment with Skyworks for Good Reason, in either case within the period of time commencing three (3) months prior to and ending two (2) years following the Change in Control, then you will receive the benefits provided in Section 1.2 and Section 2 below.
1.2.Subject to the provisions of Sections 3.3, 8 and 12, (a) as soon as practicable (but not more than sixty (60) days) after the date of any termination of your employment described in Section 1.1 (or such later date as may be required by this Section 1.2 or by Section 12.2), Skyworks shall pay you a lump sum equal to one and one-half (1.5) times the sum of (i) your rate of annual base salary in effect immediately prior to the Change in Control, and (ii) the greater of (A) the average of the annual short-term cash incentive payments you received for each of the three years prior to the year in which the Change in Control occurs, or (B) your target annual short-term cash incentive opportunity for the year in which the Change in Control occurs (without regard to the relative achievement of any performance milestones which would otherwise impact payment of the short-term cash incentive); (b) on the date of any termination described in Section 1.1, all of your then-outstanding Skyworks stock options shall remain exercisable for a period of eighteen (18) months after the termination date (or, if earlier, until the last day of the full option term), subject to their other terms and conditions; and (c) Skyworks shall make contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on your behalf (and on behalf of any applicable dependents) for a period of eighteen (18) months after your termination if you elect COBRA coverage, and only for so long as such coverage continues in force; provided, however, that if you commence new employment and are eligible for a new group health plan in connection with such employment, Skyworks’ contributions toward COBRA coverage shall end when the new employment begins. The contribution to the cost of COBRA coverage to be made by Skyworks shall be determined on the same basis as Skyworks’ contribution to Skyworks-provided medical, dental, and vision insurance coverage in effect immediately before your termination of your employment for an active employee with the same coverage elections. Notwithstanding the foregoing, in the event that Skyworks’ provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, Skyworks will not provide contributions to the cost of COBRA and this benefit shall not apply. Notwithstanding anything in this agreement to the contrary, in the event that your employment is terminated prior to the Change in Control, no payments shall be made under this Section 1.2 until after the effective date of the Change in Control.

Skyworks Solutions, Inc. ● 5260 California Avenue, Irvine, CA 92617
949.231.3000 ● www.skyworksinc.com

2.Effect of Change in Control on Equity Awards
2.1.For purposes of this Section 2, “Equity Acceleration Date” means:
(a)the effective date of the Change in Control, in the event that you experience a termination of employment described in Section 1.1 that is within the period of time commencing three (3) months prior to the Change in Control and ending on the effective date of the Change in Control; or
(b)the effective date of your termination of employment, in the event that you experience a termination of employment described in Section 1.1 that is within the period of time commencing on the effective date of the Change in Control and ending two (2) years following the Change in Control.
2.2.In the event that you experience a termination of employment without Cause or for Good Reason, as described in Section 1.1, that is within the period of time commencing three (3) months prior to the Change in Control and ending on the effective date of the Change in Control, then on the date of your termination, each outstanding and unvested equity award held by you as of the day prior to the date of your termination of employment shall:
(a)remain outstanding for the period of three months following your termination of employment with any vesting of such award being suspended until it is determined whether there is a Change in Control during the three (3) month period following your termination of employment;
(b)if a Change in Control occurs within the three (3) month period following your termination of employment, be treated as if you had remained employed by Skyworks through the effective date of the Change in Control and notwithstanding any vesting schedule, forfeiture provisions, or anything else to the contrary in the respective award agreement or plan document governing such award, subject to the same terms and conditions as in effect immediately prior to your termination of employment and subject to any applicable provisions of this Section 2; and
(c)if no Change in Control occurs within the three (3) month period following your termination of employment, terminate and be of no further force or effect except as otherwise provided in this Agreement.
2.3.If a Change in Control occurs during the Initial Term or the Additional Term, then the following provisions shall apply to your then-outstanding equity awards (including any equity awards that remain outstanding as of the Change in Control pursuant to Section 2.2):
(a)In the event that you hold a performance-based equity award that vests based upon the achievement of performance metrics and upon providing continued service to Skyworks, and the Change in Control occurs prior to the “measurement date” (i.e. the last day of the applicable performance period) for such award, then upon the effective date of the Change in Control such award shall be earned as to the greater of (i) the “Target” level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award based upon performance up through and including the day prior to the date of the Change in Control; provided, however, that if the Compensation Committee of the Board of Directors of Skyworks (the “Compensation Committee”) determines in its sole discretion that it is impracticable to calculate the number of shares that would have been earned under subsection (ii) above with respect to one or more of the applicable performance metrics of the award, then such award shall be earned as to the “Target” level of shares covered by such performance metric(s). For the avoidance of doubt, any deemed satisfaction of performance goals as described in this

Section 2.3(a) shall occur prior to the assumption, substitution, or accelerated vesting of such award as provided in this Section 2.3 or in Section 2.4.
(b)In the event that the successor or surviving company in the Change in Control does not agree to assume, or substitute for, an equity award (or in which Skyworks is the ultimate parent corporation and does not agree to continue the equity award) on substantially similar terms with substantially equivalent economic benefits (which benefits shall include, for the avoidance of doubt, the liquidity of the securities underlying the assumed or substituted award following the Change in Control) as exist for such award immediately prior to the Change in Control, as determined in the sole discretion of the Compensation Committee, then such equity award shall, immediately prior to the Change in Control, automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity award, after giving effect to any deemed satisfaction of performance goals as described in Section 2.3(a).
(c)In the event that the successor or surviving company in the Change in Control agrees to assume, or substitute for, an outstanding equity award (or in which Skyworks is the ultimate parent corporation and agrees to continue the equity award) on substantially similar terms with substantially equivalent economic benefits (which benefits shall include, for the avoidance of doubt, the liquidity of the securities underlying the assumed or substituted award following the Change in Control) as exist for such award immediately prior to the Change in Control (but after giving effect to any deemed satisfaction of performance goals as described in Section 2.3(a)), as determined in the sole discretion of the Compensation Committee, then for the avoidance of doubt, such equity award shall continue to be subject to the same time-based vesting schedule to which the award was subject immediately prior to the Change in Control.
2.4.Subject to the provisions of Sections 3.3, 8 and 12, each outstanding and unvested equity award held by you on the Equity Acceleration Date that, pursuant to its terms and after giving effect to any deemed satisfaction of performance goals as described in Section 2.3(a) and any deemed continued employment through the effective date of the Change in Control as described in Section 2.2, vests solely based upon providing continued service to Skyworks (or, if applicable, a successor corporation to Skyworks), including, without limitation, stock options, restricted stock awards (including restricted stock unit awards), and performance-based equity awards that are earned but unissued, shall on the Equity Acceleration Date automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity award. For the avoidance of doubt, the reference in this Section 2.4 to “performance-based equity awards that are earned but unissued” shall include any awards (i) for which the measurement date occurs on or prior to the effective date of the Change in Control, and (ii) for which the Change in Control occurs prior to the measurement date and which are upon the Change in Control converted into, or substituted by, awards vesting solely based upon providing continued service to Skyworks or its successor, pursuant to Section 2.3 above.
2.5.Subject to Section 12.4, any shares that are issued pursuant to Section 2.3(b) or Section 2.4 shall be issued to you on, or as soon as practicable (but not more than sixty (60) days) after, the Equity Acceleration Date (or such later date as may be required by Section 12.2).
3.Termination of Employment Unrelated to Change in Control
3.1.If, during the Initial Term or the Additional Term (as defined in Section 9), your employment with Skyworks is terminated by Skyworks without Cause more than three (3) months prior to a Change in Control or more than two (2) years following a Change in Control, then you will receive the benefits specified in Section 3.2 below. For the avoidance of doubt, if at any time your employment is terminated by Skyworks for Cause or by you for any reason, you will not be entitled to receive the benefits specified in Section 3.2 below (or, for the avoidance of doubt, in Sections 1.2 or 2 above).
3.2.Subject to the provisions of Sections 3.3, 8 and 12, (a) in the event of any termination of your employment described in Section 3.1, Skyworks shall provide to you biweekly compensation continuation payments commencing as soon as practicable (but not more than sixty (60) days) after the date of such termination (or such later date as may be required by Section 12.2) and continuing for a period of twelve (12) months following the termination of your employment, with each such compensation continuation payment being equal to the quotient of (i) divided by (ii), where (i) equals the sum of (A) your then-current annual base salary, and (B) any short-term cash incentive payment then due, and (ii) equals 26 (which, for the avoidance of doubt, shall be the number of biweekly compensation continuation payments); (b) all of your then-vested outstanding Skyworks stock options shall remain exercisable for a period of twelve (12) months after the date of your employment termination (or, if earlier, until the last day of the full option term), subject to their terms and conditions, and (c) Skyworks shall make contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on your behalf (and on behalf of any applicable dependents) for a period of twelve (12) months after your termination if you elect COBRA coverage, and only for so long as such coverage continues in force; provided, however, that if you commence new employment and are eligible for a new group health plan in connection with such employment, Skyworks’ contributions toward COBRA coverage shall end when the new employment begins. The contribution to the cost of COBRA coverage to be made by Skyworks shall be determined on the same basis as Skyworks’ contribution to Skyworks-provided medical, dental and vision insurance coverage in effect immediately before your termination of your employment for an active employee with the same coverage elections. Notwithstanding the foregoing, in the event that Skyworks’ provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, Skyworks will not provide contributions to the cost of COBRA and this benefit shall not apply.
3.3.For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in the event that you experience a termination of employment without Cause as described in Section 1.1 and are therefore eligible to receive the benefits set forth in Sections 1.2 and 2 above, then you shall not be eligible to receive any benefits set forth in Section 3.2 following the later of (a) the date of your termination of employment, and (b) the effective date of the Change in Control. Any payments and benefits to which you become entitled under Section 1.2 upon the effective date of a Change in Control, as a result of a qualifying termination of employment within the three (3) months prior to such Change in Control, shall be reduced in amount or duration, as applicable, equal to the payments and benefits you have received pursuant to Section 3.2 prior to the effective date of such Change in Control, if any.

4.Termination of Employment Due to Death or Disability
4.1.In the event of your termination of employment due to death or permanent disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”)) during the Initial Term or the Additional Term, on the date of such termination each outstanding and unvested equity award held by you that, pursuant to its terms, vests solely based upon providing continued service to Skyworks, including, without limitation, stock options, restricted stock awards (including restricted stock unit awards), and performance-based equity awards that are earned but unissued, shall automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity award.
4.2.All outstanding stock options that are exercisable upon your termination of employment due to death or permanent disability (including any stock options that become vested and exercisable pursuant to Section 4.1) shall remain exercisable for a period of time expiring on the earlier of (a) the one (1) year anniversary of your termination of employment due to death or permanent disability, and (b) the final expiration date of such stock options as set forth in the applicable stock option agreement, subject to their other terms and conditions.
4.3.In the event that you hold a performance-based equity award that vests based upon the achievement of performance metrics and upon providing continued service to Skyworks and your termination of employment due to death or permanent disability occurs prior to the “measurement date” (i.e. the last day of the applicable performance period) for such award, then such award shall, as of the measurement date, (a) be earned as to the greater of (i) the “Target” level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award had you remained employed through the measurement date, and (b) automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, as of the measurement date, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity award that are earned pursuant to (a) above.
4.4.Subject to Section 12.4, any shares that are issued pursuant to Section 4.1 shall be issued to you (or to your estate, if applicable) as soon as practicable (but not more than sixty (60) days) after the date of your termination (or such later date as may be required by Section 12.2). Subject to Section 12.4, any shares that are issued pursuant to Section 4.3 shall be issued to you (or to your estate, if applicable) as soon as practicable (but not more than sixty (60) days) after the measurement date.
5.Other Terminations of Employment
In the event of your termination of employment by Skyworks for Cause or by you for any or no reason other than as a termination of employment described in Sections 1.1, 3.1, or 4.1, you shall not be entitled to any benefits under this Agreement; provided, however, that Skyworks shall pay you any unpaid wages and vacation as may be required by applicable law and provide you with the ability to elect any continued health coverage as may be required under COBRA or similar state law.
6.Limitation on Benefits
6.1.Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement, and payments and benefits provided to you, or for your benefit, under any other plan or agreement (such payments or benefits, the “Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the

“Excise Tax”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Benefits (such reduced amount, the “Limited Benefit Amount”).
6.2.A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Section 6 and the amount of such Limited Benefit Amount shall be made by Skyworks’ independent public accountants or another certified public accounting firm, executive compensation consulting firm or law firm of national reputation designated by Skyworks (the “Firm”) at Skyworks’ expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to you and to Skyworks within ten (10) business days of the date on which your right to the Benefits is triggered (if requested at that time by you or by Skyworks) or such other time as reasonably requested by you or by Skyworks. Unless you provide written notice to Skyworks within ten (10) business days of the delivery to you of the Determination that you dispute such Determination, the Determination shall be binding, final and conclusive upon you and Skyworks. If the Firm determines that no Excise Tax is payable by you with respect to any Benefits, it shall furnish to you and to Skyworks, in writing, a summary of the assumptions and calculations made by the Firm to support its conclusion that no Excise Tax will be imposed with respect to any such Benefits.
6.3.Any reduction in payments and/or benefits pursuant to this Section 6 to effectuate the Limited Benefit Amount shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you.
7.Non-Solicitation
7.1.You agree that while employed by Skyworks and for one (1) year thereafter, you will not, either directly or through others, raid, solicit, or attempt to solicit any employee of Skyworks or any subsidiary or affiliate of Skyworks (collectively, the “Company”) to terminate his or her relationship with the Company in order to become an employee or independent contractor (including a consultant or advisor) to or for any person or entity. You further agree that you will not disrupt or interfere or attempt to disrupt or interfere with the Company’s relationships with such employees.
7.2.You understand and acknowledge that Skyworks’ remedies at law for breach of any of the restrictions in this Section 7 are inadequate and that any such breach will cause irreparable harm to Skyworks. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in Skyworks’ favor, Skyworks may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section 7, and may apply for injunctive relief against any act which would violate those restrictions. You also agree that in addition to any damages that may be recovered, the prevailing party in any legal action to enforce this non-solicitation agreement shall be entitled to recover its costs and attorneys’ fees from the other party.
8.Release of Claims
Skyworks shall have no obligation to make any payments or provide any benefits pursuant to Sections 1, 2, or 3, as applicable, and you shall not be eligible to receive any such benefits, unless (a) you sign and deliver to the General Counsel of Skyworks a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and (b) the Release has become non-revocable by the sixtieth (60th) day following the date of termination of your employment.

9.Term
This Agreement shall become effective on the date executed by the parties hereto (the “Effective Date”), and shall remain effective for an initial term of two (2) years from the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall renew automatically on the anniversary of the Effective Date for up to five (5) additional one (1) year periods (each an “Additional Term”) unless, at least ninety (90) days prior to the end of the then-current term of the Agreement, either party provides written notice to the other party that the Agreement shall not be extended. For the avoidance of doubt, a non-renewal of an extension of this Agreement is separate from, and shall not itself result in, a termination of your employment with the Company, nor shall the non-renewal of an extension of this Agreement for any reason constitute or give rise to Good Reason. This Agreement shall terminate automatically upon your termination of employment; provided, however, for the avoidance of doubt, that following such termination (i) the Company’s obligations to provide payments or benefits to you in accordance with the terms hereof shall survive any such termination of this Agreement and (ii) your obligations pursuant to Section 7 shall survive any such termination of this Agreement and extend throughout the non-solicitation period.
10.Entire Agreement
10.1.This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained herein, and replaces and supersedes, as of the Effective Date, all prior agreements relating to such subject matter, including without limitation the Change in Control/Severance Agreement between you and Skyworks dated August 29, 2016. For the avoidance of doubt, you shall not be eligible to receive severance or similar payments under any severance plan, program or policy maintained by Skyworks.
10.2.You acknowledge and agree that you will be subject to the provisions of the compensation clawback policy that Skyworks has in effect or may implement in future.
10.3.You acknowledge and agree that your employment with Skyworks will continue to be “at will” and that your employment can be terminated with or without Cause at any time, with or without advance notice.
11.Definitions
11.1.“Cause” means:
(a)your deliberate dishonesty that is significantly detrimental to the best interests of Skyworks or any subsidiary or affiliate;
(b)conduct on your part constituting an act of moral turpitude;
(c)your willful disloyalty to Skyworks or refusal or failure to obey the directions of the Board of Directors of Skyworks (the “Board”); or
(d)your incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you.
Any determination of Cause must be made by the full Board at a meeting duly called.

11.2.“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
(a)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of Skyworks if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of Skyworks (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of Skyworks entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Skyworks (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Skyworks, unless the Person exercising, converting or exchanging such security acquired such security directly from Skyworks or an underwriter or agent of Skyworks), (ii) any acquisition by Skyworks, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Skyworks or any corporation controlled by Skyworks, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 11.2; or
(b)such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to Skyworks), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(c)the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Skyworks or a sale or other disposition of all or substantially all of the assets of Skyworks in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Skyworks or substantially all of Skyworks’ assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by

Skyworks or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(d)approval by the stockholders of Skyworks of a complete liquidation or dissolution of Skyworks.
Notwithstanding anything herein to the contrary, to the extent that any payment or benefit hereunder constitutes nonqualified deferred compensation within the meaning of Section 409A (as defined below), then, with respect to such payment or benefit, any event constituting a Change in Control above must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
11.3.“Good Reason” means the occurrence of any of the following events without your prior written consent:
(a)a material diminution of your base compensation;
(b)a material diminution in your authority, duties or responsibilities;
(c)a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report, such a material diminution to include the supervisor to whom you are required to report no longer reporting to the Board of Directors of Skyworks (or its successor or parent) or the analogous governing body of Skyworks (or its successor or parent);
(d)a material change in the geographic location at which you are directed that you must perform your duties, which Skyworks has determined shall include a change in your principal place of employment at Skyworks’ or an affiliate’s direction from the location of your principal place of employment immediately prior to the Effective Date of this Agreement to a location more than fifty (50) miles from such principal place of employment; or
(e)any action or inaction constituting a material breach by Skyworks of the terms of this Agreement.
Your termination of employment shall not be deemed to be for Good Reason unless, within sixty (60) days of the occurrence of the event constituting Good Reason, you have provided Skyworks with (i) at least thirty (30) days’ advance written notice of your decision to terminate your employment for Good Reason, and (ii) a period of not less than thirty (30) days to cure the event or condition described in subsections (a), (b), (c), (d), or (e) above, and Skyworks has either failed to so cure the event or waived its right to cure the event, to the extent it is then subject to cure.

12.Miscellaneous
12.1.All claims by you for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to you for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the terms and conditions of the Company’s standard form of arbitration agreement, which if you have not already entered into shall be signed by you contemporaneously with this Agreement as a condition of the severance arrangements hereunder. Skyworks agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which you may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by Skyworks, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. Notwithstanding anything in this Agreement to the contrary, (a) no provision of this Agreement shall operate to extend the life of any option beyond the term originally stated in the applicable option grant or option agreement; (b) the reimbursement of a fee or expense pursuant to this Section 12 shall be provided not later than the calendar year following the calendar year in which the fee or expense was incurred, (c) the amount of fees and expenses eligible for reimbursement during any calendar year may not affect the amount of fees and expenses eligible for reimbursement in any other calendar year, (d) the right to reimbursement under this Section 12 is not subject to liquidation or exchange for another benefit and (e) the obligation of Skyworks under this Section 12 shall survive the termination for any reason of this Agreement and shall remain in effect until the applicable statute of limitation has expired with respect to any claim or contest (regardless of the outcome thereof) by Skyworks, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement).
12.2.This Agreement is intended to comply with or be exempt from Section 409A of the Code and any related regulations or other applicable guidance promulgated thereunder (collectively, “Section 409A”), to the extent applicable. It is the intent of the parties hereto that all severance payments and benefits provided pursuant to this Agreement qualify as short-term deferrals, as defined in Treasury Regulation §1.409A-1(a)(4), separation pay due to an involuntary separation from service under Treasury Regulation §1.409A-1(b)(9)(iii), reimbursement of medical benefits under Treasury Regulation §1.409A-1(b)(9)(v)(B), and/or limited payments, as defined in Treasury Regulation §1.409A-1(b)(9)(v)(D), to the extent applicable. If (a) it is determined that any payments or benefits provided pursuant to this Agreement that are paid upon “separation from service” (as that term is used in Section 409A) constitute deferred compensation for purposes of Section 409A (after taking into account the exceptions listed in the prior sentence and/or any other applicable exceptions) and (b) you are a “specified employee” (as that term is used in Section 409A) when your employment terminates, such payments or benefits (or portions thereof) that constitute deferred compensation payable upon a separation from service that are to be paid or provided during the six (6) month period following termination of your employment shall not be paid or provided until the first business day after the date that is six (6) months following termination of your employment or, if earlier, the first business day following the date of your death. The payment that is made pursuant to the prior sentence shall include the cumulative amount of any amounts that could not be paid during the six (6) month period. Each installment payment under this Agreement shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).

12.3.Except as expressly provided in this Section 12, neither you nor Skyworks shall have the right to accelerate or to defer the delivery of the payments or benefits to be made or provided under this Agreement and in no event shall you have the right to designate in which tax year a payment will be made or benefit will be provided. Accordingly, if the sixty (60) day period during which the Release (described in Section 8) must be executed, delivered, and become irrevocable straddles two tax years, no payments or benefits will be made or provided to you before the first business day of the second tax year. Notwithstanding anything in this Agreement to the contrary, references to employment termination in Sections 1, 2, or 4, as applicable, shall be interpreted to mean “separation from service,” as that term is used in Section 409A of the Code and related regulations. Accordingly, payments to be made under Sections 1, 2, or 4, as applicable, shall not be made unless a separation from service (within the meaning of Section 409A of the Code and related regulations) shall have occurred.
12.4.Skyworks may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.
12.5.Skyworks shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Skyworks (the “Acquisition”), as a condition precedent to the Acquisition, to expressly assume and agree in writing, with a copy to you, to perform this Agreement in the same manner and to the same extent as Skyworks would be required to perform this Agreement as if no such succession had taken place. You acknowledge and agree, and Skyworks acknowledges and agrees, that, without limitation to any other provision of this Agreement which is also “material,” this provision is a material term of this Agreement and an important clause benefiting you, to assure you that the obligation of Skyworks to provide you with the existing benefits made available under this Agreement, are adhered to by any successor to Skyworks, and the provision also benefits Skyworks in that the assurance to you afforded by this provision is an important retention incentive to have you remain in the employment of Skyworks.
12.6.This Agreement may be modified only by a written instrument executed by both parties.
12.7.This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of California.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Please sign both copies of this Agreement and return one to Skyworks.

Sincerely,

SKYWORKS SOLUTIONS, INC.	AGREED TO:

/s/ Liam K. Griffin	/s/ Kris Sennesael
Liam K. Griffin Chairman, Chief Executive Officer and President	Kris Sennesael Date: May 10, 2023

EXHIBIT A
Form of Release of Claims
In consideration for receiving benefits pursuant to Sections 1, 2, or 3, as applicable, of the Amended and Restated Change in Control/Severance Agreement dated May 10, 2023, between you and Skyworks Solutions, Inc. (the “Company”) (the “Agreement”), you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, agree to and do hereby fully, forever, irrevocably and unconditionally waive, release and discharge the Company, and each of its affiliated or related entities, parents, subsidiaries, predecessors, successors, assigns, divisions, owners, stockholders, partners, directors, officers, attorneys, insurers, benefit plans, employees and agents, whether previously or hereinafter affiliated in any manner, as well as all persons or entities acting by, through, or in concert with any of them (collectively, the “Released Parties”), from any and all claims, debts, contracts, obligations, promises, controversies, agreements, liabilities, charges, demands, actions, suits, disputes, agreements, damages, attorneys’ fees, and complaints of every kind and nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, existing or contingent, from the beginning of time until the moment you have signed this Agreement, against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including without limiting the generality of the foregoing, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., (including the Older Workers Benefit Protection Act), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., and any applicable Executive Orders, all as amended; all claims arising out of the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900 et seq., the California Equal Pay Act, Cal. Lab. Code § 1197.5 et seq., the California Family Rights Act, Cal. Gov’t. Code § 12945.1 et seq. and § 19702.3, the Cal-WARN Act, Cal. Lab. Code §§ 1400-1408, Cal. Lab. Code § 233 (California’s kin care law), Cal. Code Regs. tit. 2, §§ 7291.2– 7291.16 (California’s pregnancy leave law), California Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., and Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), all as amended; all common law claims including, but not limited to, actions for wrongful discharge, breach of contract, infliction of emotional distress, defamation, misrepresentation, and fraud; all claims to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not waive any claims that cannot be waived as a matter of law, and it also does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding.
A-1

You knowingly and voluntarily waive any and all rights you may have under Section 1542 of the California Civil Code, or any other similar state statutes or laws, regarding the waiver of unknown claims.
Section 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Notwithstanding the provisions of Section 1542, or any similar state statutes or laws, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
BY SIGNING THIS AGREEMENT, YOU REPRESENT AND AGREE THAT:
1.YOU UNDERSTAND ALL OF ITS TERMS AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
2.YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND YOU HAVE EITHER DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, YOU HAVE CHOSEN NOT TO DO SO OF YOUR OWN VOLITION;
3.YOU HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF YOUR RECEIPT OF THIS AGREEMENT SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT; AND
4.YOU UNDERSTAND THAT YOU HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS AGREEMENT TO REVOKE IT AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

Agreed:
Date

Acknowledged: SKYWORKS SOLUTIONS, INC.

By:
Date
A-2